Exhibit 99.1

Thomas & Betts Corporation Reports Fourth Quarter and Full Year 2008 Earnings

  Fourth quarter E.P.S. from continuing operations of $0.45 per diluted share including $0.36 impairment charge; sales down five percent
  Record full year 2008 earnings from continuing operations of $4.79 per diluted share including net benefit of $1.31 per share; sales up 16 percent
  Strong segment earnings at 19.7 percent of sales for full year 2008; up 15 percent
  2008 operating cash flow of $258 million; strong working capital performance
  2009 earnings guidance of $3.00 to $3.50 per diluted share

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 4, 2009--Thomas & Betts Corporation (NYSE:TNB) today reported net sales of $2.5 billion for the full-year 2008, up 15.8 percent over 2007. 2008 earnings from continuing operations were $273.7 million, or $4.79 per diluted share. Earnings from continuing operations include a net benefit of $1.31 per diluted share from the following items: the sale of the company’s minority interest in Leviton Manufacturing Company; a favorable legal settlement; and a non-cash tax charge (all recorded in the second quarter) and a $32.7 million pre-tax, non-cash charge for the impairment of intangible assets taken in the fourth quarter. In 2007, earnings from continuing operations were $183.7 million, or $3.13 per share.

Net earnings were $265.3 million for 2008, compared to $183.2 million for 2007. In addition to the items noted earlier, the company recorded an $8.4 million net loss from discontinued operations in 2008. This compares to a net loss of $0.5 million from discontinued operations for the year 2007.

“2008 was another strong year for Thomas & Betts from both an operations and financial perspective,” said Dominic J. Pileggi, chairman and chief executive officer. “We reported record earnings and exhibited outstanding working capital management while using our strong cash generation to return value to our shareholders through selective, strategic acquisitions and share repurchases. We also completed the integration of six acquisitions; divested the non-core pipe businesses acquired as part of Lamson & Sessions; monetized our minority interest in Leviton Manufacturing, and won Supplier of the Year and other best-in-class awards from several key distributors and customers -- all while operating in a very challenging environment.”

The 15.8 percent year-over-year increase in sales was driven largely by acquisitions, which accounted for $314 million of the increase. Price increases related to higher commodity and energy costs helped to offset lower underlying sales volumes. Foreign currency benefited sales by approximately $19 million.

Gross profit improved to 31.4 percent of sales for 2008 compared to 31.0 percent in 2007. The improvement in year-over-year gross profit largely reflects the favorable impact of acquisitions.

Selling, general and administrative expense (SG&A) increased $58.9 million to $430.7 million in 2008, largely as a result of acquisitions. As a percent of sales, SG&A was 17.4 percent in both years. 2008 SG&A included $26.6 million of intangible asset amortization expense and a favorable $12.0 million legal settlement. 2007 SG&A included $8.3 million of amortization expense, a $7.0 million legal charge and $7.0 million of environmental-related charges.

Net interest expense increased by approximately $20 million in 2008 primarily as a result of funding required for acquisitions and lower interest income.

The effective tax rate in 2008 was 36.5 percent compared to 30.4 percent in 2007. Items impacting the higher 2008 rate include the previously noted second quarter Leviton sale and non-cash tax charge, partially offset by the fourth quarter impairment charge.

2008 net earnings including discontinued operations were $265.3 million, or $4.64 per diluted share, including the net benefit of $1.31 per diluted share related to the aforementioned second quarter net benefit and fourth quarter impairment charge. For the full-year 2007, net earnings were $183.2 million, or $3.12 per diluted share.

FOURTH QUARTER 2008 RESULTS

Fourth quarter net sales were $571.3 million, down 5.2 percent on a year-over-year basis. The sales decline is largely due to significantly lower U.S. sales volumes and the dramatic appreciation of the U.S. dollar versus other global currencies. Price increases related to higher material and energy costs and the impact of acquisitions partially offset the impact of lower volumes and foreign currency.

Gross profit in the fourth quarter declined year over year by $9.7 million as a result of lower sales volumes. As a percentage of sales, gross profit improved slightly to 31.8 percent in 2008.

SG&A expenses declined year over year by $4.2 million to $107.0 million. As a percent of sales, SG&A was up slightly year over year to 18.7 percent. Intangible asset amortization included in SG&A increased by $1.7 million to $6.2 million in the fourth quarter 2008.

As noted earlier, the company took a $32.7 million pre-tax, non-cash charge ($0.36 cents per diluted share) for intangible asset impairment in the fourth quarter.

Net interest expense decreased by approximately $0.8 million in 2008 primarily as a result of lower average debt outstanding. Other expense increased by $4.5 million as a result of foreign exchange-related losses.

The effective tax rate in the quarter was 8.0 percent compared to 28.7 percent in the prior-year period. The lower tax rate primarily reflects the impact of the impairment charge on pre-tax earnings.

The company recorded a $7.2 million net loss from discontinued operations in the quarter compared to a $0.5 million net loss one year ago. The higher year-over-year amount primarily reflects a fourth-quarter loss on the sale of the HDPE pipe operations acquired as part of Lamson & Sessions in late 2007. The sale of the HDPE pipe business completes all intended divestitures reported as “discontinued operations.”

Net earnings were $17.1 million in the quarter or $0.31 per diluted share including the $0.36 per share impairment charge and a $0.14 per share loss from discontinued operations. This compares to $48.3 million or $0.83 per diluted share last year.

CONSOLIDATED SEGMENT RESULTS

In the fourth quarter 2008, total segment earnings declined 3.9 percent to $113.9 million as a result of lower sales volumes and unfavorable foreign currency. As a percent of sales, segment earnings improved slightly to 19.9 percent from 19.7 percent in the fourth quarter of 2007.

For the year 2008, total segment earnings increased 15.2 percent to $486.8 million. The earnings increase was due largely to the contribution from acquisitions in the Electrical segment. As a percent of sales, segment earnings were 19.7 percent, in line with 2007.

ELECTRICAL SEGMENT RESULTS

Sales in the company’s Electrical segment were $464.7 million in the fourth quarter, down 6.6 percent year over year. The decrease is largely due to significantly lower U.S. sales volumes and unfavorable foreign currency. Price increases related to higher material and energy costs and the impact of acquisitions partially offset the impact of lower volumes and foreign currency.

Electrical segment’s earnings were 19.5 percent of sales in the fourth quarter 2008, up slightly from 19.4 percent in the prior-year period despite lower sales volumes. On a dollar basis, Electrical segment earnings declined 6.1 percent -- slightly less than the sales decline -- to $90.6 million in the fourth quarter.

For the full year 2008, Electrical segment sales increased 19.1 percent to $2.1 billion. Acquisitions contributed $314 million to the year-over-year increase. Price increases related to higher material and energy costs offset lower underlying sales volumes.

Full-year Electrical segment earnings increased 18.1 percent to $416.7 million or 19.8 percent of sales, roughly flat as a percent of sales compared to 2007. The increase largely reflects the impact of acquisitions.

STEEL STRUCTURES SEGMENT RESULTS

Fourth quarter 2008 Steel Structures segment sales were $67.5 million, up 13.8 percent compared to the prior-year period. For the full year, segment sales were $231.6 million, compared to $227.4 million in 2007.

Steel Structures segment earnings were $14.7 million, or 21.8 percent of sales, in the fourth quarter compared to $11.7 million, or 19.8 percent of sales, in the prior year quarter. For the full year, segment earnings were $44.3 million or 19.1 percent of sales compared to $42.6 million or 18.7 percent of sales in 2007. The fourth quarter and full year improvement in earnings was primarily driven by fourth quarter project mix.

HVAC SEGMENT RESULTS

Fourth quarter HVAC segment sales declined $6.2 million or 13.6 percent to $39.1 million largely as a result of lower sales volumes. For the full year 2008, HVAC sales decreased $3.8 million or 2.7 percent to $139.1 million.

HVAC earnings in the fourth quarter were $8.5 million or 21.9 percent of sales. This compares to $10.2 million or 22.5 percent of sales in the 2007 quarter. For the full year, HVAC segment earnings were $25.7 million or 18.5 percent of sales. In 2007, segment earnings were $27.2 million or 19.0 percent of sales. The decline in both the quarter and full year earnings as a percent of sales is due to lower sales volumes, most notably in the fourth quarter.

CASH FLOW AND DEBT HIGHLIGHTS

Thomas & Betts continued to generate strong operating cash flow in 2008 with $258 million in cash from operations. Strong segment earnings and the company’s intense focus on working capital management contributed to the company’s excellent cash performance.

During 2008, Thomas & Betts sold its minority interest in Leviton Manufacturing for net proceeds of $280 million and divested the non-strategic pipe operations obtained as part of the Lamson & Sessions acquisition for total consideration of $70 million including cash proceeds of $65 million.

Major uses of cash during 2008 included $161 million for the repurchase of 5.2 million shares of common stock (nine percent of shares outstanding), $154 million for debt repayment and strategic acquisitions totaling $91 million. Full year share repurchase amounts include 2.9 million shares purchased for $61 million in the fourth quarter.

The company ended the year with approximately $292 million in cash and $661 million in total debt. Total debt was 36.6 percent of total capitalization at year end 2008. At December 31, 2008, the company had approximately $390 million of availability under existing credit agreements.

2009 DIRECTIONAL GUIDANCE

“In summary, 2008 was another year of significant accomplishment for Thomas & Betts,” said Pileggi. “We successfully integrated six acquisitions; divested the non-core pipe businesses as intended, recovered higher material and energy costs through price increases and quickly and effectively responded to changing market conditions by adjusting production in our facilities and reducing our global headcount by nearly 12 percent since mid-year. Our businesses delivered strong segment earnings despite a recessionary U.S. operating environment and we enter 2009 with a strong and flexible balance sheet.

“Our proven ability to execute coupled with our strong brand portfolio and broad market reach leave us confident that we will remain a leader in electrical products markets in 2009 and beyond. However, there is no question that the continued wide-scale market weakness and stronger U.S. dollar will negatively impact 2009 sales and earnings,” continued Pileggi. “On a positive note, the outlook for utility transmission spending remains solid.

“Based on what we see today, we expect consolidated sales to be down seven to 12 percent for the full-year 2009, including a 10 to 15 percent decline in the Electrical segment. Considering our sales outlook and the positive impact of our aggressive share repurchase in 2008, we are currently targeting full-year 2009 net earnings from continuing operations in the range of $3.00 to $3.50 per diluted share.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

The attached financial tables support the information in this news release:

Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows

NOTE: The per-share impact of charges and benefits in 2008 will differ slightly on a quarter and full-year basis as a result of the significant share repurchases undertaken by Thomas & Betts in the second half of 2008.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call and webcast to discuss the company’s 2008 results on Wednesday, February 4, 2009 at 11:00 a.m. Eastern (10:00 a.m. Central). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight Eastern on Wednesday, February 11, 2009. To access the replay, please call 201-612-7415, account number 9517, pass code 308874.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net sales	$571,324	$602,394	$2,473,824	$2,136,888

Cost of sales	389,853	411,245	1,697,844	1,475,347
Gross profit	181,471	191,149	775,980	661,541
Gross profit - % of net sales	31.8%	31.7%	31.4%	31.0%

Selling, general and administrative	107,025	111,233	430,717	371,853
Selling, general and administrative - % of net sales	18.7%	18.4%	17.4%	17.4%

Intangible asset impairment	32,700	-	32,700	-

Earnings from operations	41,746	79,916	312,563	289,688
Earnings from operations - % of net sales	7.3%	13.3%	12.6%	13.6%

Interest expense, net	(9,971)	(10,765)	(43,426)	(23,521)
Other (expense) income, net	(5,321)	(831)	(7,737)	(2,276)
Gain on sale of equity interest	-	-	169,684	-

Earnings before income taxes	26,454	68,320	431,084	263,891

Income tax provision	2,125	19,588	157,398	80,215
Effective tax rate	8.0%	28.7%	36.5%	30.4%

Net earnings from continuing operations	24,329	48,732	273,686	183,676

Earnings (loss) from discontinued operations, net	(7,249)	(460)	(8,355)	(460)

Net earnings	$17,080	$48,272	$265,331	$183,216

Basic earnings (loss) per share:
Continuing operations	$0.45	$0.85	$4.84	$3.17
Discontinued operations	(0.14)	(0.01)	(0.15)	(0.01)
Net earnings	$0.31	$0.84	$4.69	$3.16

Diluted earnings (loss) per share:
Continuing operations	$0.45	$0.84	$4.79	$3.13
Discontinued operations	(0.14)	(0.01)	(0.15)	(0.01)
Net earnings	$0.31	$0.83	$4.64	$3.12

Average shares outstanding:
Basic	54,388	57,651	56,566	57,926
Diluted	54,594	58,361	57,159	58,720

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net sales:
Electrical	$464,739	$497,814	$2,103,121	$1,766,598
Steel Structures	67,463	59,285	231,554	227,356
HVAC	39,122	45,295	139,149	142,934

Total net sales	$571,324	$602,394	$2,473,824	$2,136,888

Segment earnings:
Electrical	$90,639	$96,573	$416,732	$352,901
Steel Structures	14,717	11,724	44,336	42,623
HVAC	8,549	10,183	25,693	27,175

Total reportable segment earnings	$113,905	$118,480	$486,761	$422,699

Corporate expense	(13,517)	(19,213)	(41,634)	(62,768)
Depreciation and amortization expense	(18,670)	(17,432)	(80,441)	(57,766)
Share-based compensation expense	(7,272)	(1,919)	(19,423)	(12,477)
Intangible asset impairment	(32,700)	-	(32,700)	-
Interest expense, net and other (expense) income, net	(15,292)	(11,596)	(51,163)	(25,797)
Gain on sale of equity interest	-	-	169,684	-

Earnings before income taxes	$26,454	$68,320	$431,084	$263,891

Segment earnings - % of net sales:
Electrical	19.5%	19.4%	19.8%	20.0%
Steel Structures	21.8%	19.8%	19.1%	18.7%
HVAC	21.9%	22.5%	18.5%	19.0%
Total	19.9%	19.7%	19.7%	19.8%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$292,494	$149,926
Restricted cash	7,971	16,683
Receivables, net	229,160	280,948
Inventories	278,098	271,989
Other current assets	59,070	79,891
Assets of discontinued operations	-	106,478
Total current assets	866,793	905,915

Net property, plant and equipment	299,077	305,959
Goodwill	880,410	873,574
Other intangible assets	274,672	299,370
Investments in unconsolidated companies	5,050	115,300
Other assets	84,600	67,668

Total assets	$2,410,602	$2,567,786

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$148,751	$116,157
Accounts payable	180,750	180,333
Accrued liabilities	138,553	143,606
Income taxes payable	7,947	10,731
Liabilities of discontinued operations	-	18,146
Total current liabilities	476,001	468,973

Long-term debt	512,193	695,048
Other long-term liabilities	277,751	174,831

Shareholders' equity	1,144,657	1,228,934

Total liabilities and shareholders' equity	$2,410,602	$2,567,786

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended

	December 31,	December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$265,331	$183,216
Adjustments:
Depreciation and amortization	80,441	57,766
Intangible asset impairment	32,700	-
Share-based compensation expense	19,423	12,477
Pre-tax gain on sale of equity interest	(169,684)	-
Loss on sale of divested business	8,067	-
Changes in operating assets and liabilities, net(a):
Receivables	44,997	6,541
Inventories	(2,981)	14,961
Accounts payable	9,337	(24,716)
Accrued liabilities	(14,765)	6,755
Income taxes payable	6,575	15,666
Lamson & Sessions change in control payments	(13,556)	-
Merger-related transaction costs incurred by Lamson & Sessions	-	(8,803)
Other	(8,024)	(2,503)
Net cash provided by (used in) operating activities	257,861	261,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(42,094)	(40,713)
Purchases of businesses	(90,571)	(752,912)
Proceeds from sale of businesses	65,378	-
Proceeds from sale of equity interest, net	280,000	-
Restricted cash used for change in control payments	8,712	(16,683)
Other	2,847	530
Net cash provided by (used in) investing activities	224,272	(809,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(161,461)	(132,958)
Proceeds from (repayment of) long-term debt and other borrowings, net	(153,718)	418,984
Stock options exercised	1,883	24,618
Other	611	7,192
Net cash provided by (used in) financing activities	(312,685)	317,836

EFFECT OF EXCHANGE RATE ON CASH	(26,880)	9,540

Net increase (decrease) in cash and cash equivalents	142,568	(221,042)
Cash and cash equivalents at beginning of period	149,926	370,968
Cash and cash equivalents at end of period	$292,494	$149,926

Cash payments for interest	$47,569	$33,329
Cash payments for income taxes	$154,510	$54,916

(a)Net of foreign exchange and acquisition effects

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com